Exhibit 99.1
NEWS RELEASE
SUmiT TRIAL RESULTS CLEARLY DEMONSTRATE THERAPEUTIC EFFECT OF PERCUTANEOUS TIBIAL NERVE STIMULATION
Urgent® PC was statistically superior to a validated sham procedure in a randomized, controlled, multicenter study
MINNEAPOLIS, MN, March 1, 2009 — Uroplasty, Inc. (NYSE: Amex UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today highlighted results of the SUmiT Trial of its Urgent® PC Neuromodulation System that will be published in the April 2010 print edition of THE JOURNAL OF UROLOGY® and is now available on line. The Urgent PC System is a proprietary, minimally invasive, percutaneous tibial nerve stimulation (PTNS) device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence, symptoms often associated with overactive bladder (OAB).
The pivotal SUmiT Trial was a 220-patient, multicenter, randomized, controlled, double-blind study. Patients and investigators reported statistically significant OAB symptom improvement compared to a validated sham procedure.
Highlights from the study include:
•	58.3% of PTNS patients considered their overall urinary symptoms moderately or markedly improved compared to only 21.9% of sham patients
•	Statistically significant changes for PTNS patients included reduction in voiding frequency, urinary urge incontinence episodes, nighttime voids, urgency episodes and voids with moderate to severe volume, in addition to improvement in voiding volume and quality of life measures.
•	Neither group reported any serious adverse events
“This important study is the first publication that demonstrates the effectiveness of PTNS compared to a validated sham procedure” said Dr. Kenneth Peters, lead investigator, and Chairman of the Department of Urology at Beaumont Hospital in Royal Oak, Michigan. “PTNS is a viable OAB treatment and its efficacy is irrefutably demonstrated. It is rare that a medical device is put through such rigorous testing, first comparing it to standard drug therapy as recently done in the OrBIT study and now demonstrating superiority to a sham procedure.”
Publication of the SUmiT Trial follows the publication in The JOURNAL OF UROLOGY of both the 12-week OrBIT ( Ove ractive Bladder Innovative Therapy) multi-center trial in September 2009 and the 12-month OrBIT long term results in January 2010. The 12-week results demonstrated that patients treated with PTNS had fewer significant side effects as well as clinical improvements comparable to patients treated with a leading oral, extended-release OAB drug. The 12-month results demonstrated long term durability of the initial response to PTNS.
“We believe these results erase any doubt that PTNS provides real and measurable clinical results” said Dave Kaysen, President and Chief Executive Officer of Uroplasty, Inc. “Using a validated sham procedure provided a control usually seen in only the most rigorous pharmaceutical trials. We understand this type of study is rare in the medical device industry. We will use these results, along with previous peer-reviewed publications, to educate medical directors about PTNS effectiveness to establish reimbursement. The SUmiT Trial data is also a key component in our application to the American Medical Association considered at their February meeting for a unique CPT code for PTNS,” added Mr. Kaysen.
For more information about the Urgent® PC Neuromodulation System, please call 866-277-0466 or visit www.uroplasty.com.
About the Urgent PC Neuromodulation System
The Urgent PC neuromodulation system is a proprietary, minimally invasive nerve stimulation device designed for office-based treatment of urge incontinence, urinary urgency and urinary frequency, symptoms often associated with overactive bladder. Application of neuromodulation therapy targets specific nerve tissue and disrupts the signals that lead to these symptoms. Uroplasty sells the Urgent PC system in the United States, Canada, and countries recognizing the CE mark. Outside of the United States, Urgent PC is also indicated for the treatment of fecal incontinence.
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent PC system, which we believe is the only FDA-approved minimally invasive nerve stimulation device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence, symptoms often associated with overactive bladder.
We also offer Macroplastique® Implants, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.
Forward-Looking Information
This press release contains forward-looking statements, which reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC. Further, we cannot assure you that we will timely obtain, or even succeed at all at obtaining, a unique CPT reimbursement code from the American Medical Association for Urgent PC treatments, that even if we obtain a unique CPT reimbursement code third-party payers will provide or continue to provide coverage and reimbursement, or reimburse the providers an amount sufficient to cover their costs and expenses.
For Further Information:

Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk (Investors)
Medi Jiwani, Vice President, CFO, and Treasurer,	415.896.6820
952.426.6140	Chris Gale (Media)
646.201.5431
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